News Release
EXHIBIT 99.1
SM ENERGY COMPANY ANNOUNCES PLANNED
RETIREMENT OF CHIEF EXECUTIVE OFFICER JAVAN D. OTTOSON
AND APPOINTMENT OF HERBERT S. VOGEL AS PRESIDENT
DENVER, CO July 23, 2020 – SM Energy Company (“SM Energy” or the “Company”) (NYSE: SM) today announced that President and Chief Executive Officer Javan (Jay) D. Ottoson has advised the Board of Directors of SM Energy of his intention to retire before the end of 2020. Mr. Ottoson will remain a member of the Board of Directors until the next annual meeting in May 2021.
The Company also announced that Herbert S. Vogel has been appointed to the position of President of the Company. Mr. Vogel was appointed Executive Vice President and Chief Operating Officer of the Company in June 2019, having previously served as Executive Vice President-Operations of the Company since August 2014. Mr. Vogel joined the Company in March 2012 after holding leadership positions with ARCO and BP, and has 36 years of experience in the oil and gas business. The Board of Directors intends to promote Mr. Vogel to Chief Executive Officer effective upon Mr. Ottoson’s departure.
“On behalf of the Board of Directors, I want to congratulate Jay on a successful and impactful career. Through 14 years with the Company, and more than five years as our Chief Executive Officer, his strength of character has had an incredible impact on the Company and our team, including our directors, employees, and service partners. Through Jay’s leadership, SM Energy transformed itself into a premier operator in the Permian and Maverick Basins in Texas. I would like to thank Jay for his commitment to SM Energy, his leadership, guidance, and steady hand during a highly volatile time in our industry,” said William Sullivan, chairman of the SM Energy Board of Directors.
Mr. Ottoson joined the Company in December 2006 as Executive Vice President and Chief Operating Officer. Mr. Ottoson was appointed as President of the Company in October 2012 and as Chief Executive Officer of the Company in February 2015.
“It has been a privilege and a pleasure to be part of the great team at SM Energy,” said Mr. Ottoson. “Herb is an integral part of leadership and is an energetic and highly capable executive. I am confident he will serve our Company well through challenging and better times. I expect a smooth and effective transition during my remaining time at the Company.”
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements. The words "intention," "will," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on assumptions and analyses made by SM Energy in light of its perception of current conditions, expected future developments, and other factors that SM Energy believes are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual events may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release.

About the Company
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
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